Filed pursuant to Rule 433(d)

Registration Nos. 333-228964 and 333-228964-05

FINAL TERM SHEET, dated July 13, 2021

$1,069,140,000

John Deere Owner Trust 2021-B

Issuing Entity

$ 273,000,000	Class A-1	0.07932% Asset Backed Notes
$ 360,500,000	Class A-2	0.25% Asset Backed Notes
$ 360,500,000	Class A-3	0.52% Asset Backed Notes
$ 75,140,000	Class A-4	0.74% Asset Backed Notes

John Deere Receivables LLC, Seller and Depositor

John Deere Capital Corporation, Sponsor and Servicer

	Class A-1 Notes(1)	Class A-2 Notes(1)	Class A-3 Notes(1)	Class A-4 Notes(1)
Principal Amount	$273,000,000	$360,500,000	$360,500,000	$75,140,000

Per Annum Interest Rate	0.07932%	0.25%	0.52%	0.74%

Final Scheduled Payment Date	July 15, 2022	June 17, 2024	March 16, 2026	May 15, 2028

Initial Public Offering Price	100.00000%	99.99774%	99.99108%	99.99330%

Ratings (Moody’s/Fitch)	P-1/F1+	Aaa/AAA	Aaa/AAA	Aaa/AAA

Payment Date	Monthly, beginning September 15, 2021 (subject to the business day convention)	Monthly, beginning September 15, 2021 (subject to the business day convention)	Monthly, beginning September 15, 2021 (subject to the business day convention)	Monthly, beginning September 15, 2021 (subject to the business day convention)

Weighted Average Life(2)	0.38	1.21	2.62	3.65

CUSIP	47789Q AA8	47789Q AB6	47789Q AC4	47789Q AD2

(1)

Subject to the considerations set forth in the preliminary prospectus, the Notes are generally eligible for purchase by or on behalf of employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended, and other similar retirement plans and arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended.

(2)	Pricing speed: 14% CPR (with a 10% clean-up call).

Trade Date: July 13, 2021

Expected Settlement Date: July 21, 2021

Initial Note Value: $1,096,559,329.82 (discount rate: 3.70%)

Initial Overcollateralization Amount: $27,419,330

Initial Reserve Account Deposit: $10,965,593

Specified Reserve Account Balance: $10,965,593

MUFG	Barclays	BofA Securities	Credit Agricole Securities

RBC Capital Markets

The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-649-6848.

This free writing prospectus does not contain all information that is required to be included in the prospectus.